ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT
NOMINAL 175 MW POWER PLANT
LAUREL, MONTANA

EFFECTIVE: APRIL 19, 2021

ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT
1    THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Contract”) is made, entered into, and effective as of April 19, 2021 (the “Effective Date”), by and between NorthWestern Energy (“NorthWestern”), a Delaware corporation, and Burns & McDonnell Engineering Company, Inc., a corporation organized under the laws of the State of Missouri (“Contractor”), hereinafter each a “Party” and collectively the “Parties.”Definitions
When used with initial capitals, the following definitions shall apply to this Contract:
Acceptance Tests means the tests performed by Contractor in accordance with Section 23 of the Specifications required for the Work to achieve Substantial Completion.
Actual Cost means Contractor’s indirect and direct costs excluding overhead and profit.
Affiliated Companies means entities that either control or are controlled by NorthWestern by means of a majority ownership interest.
As-Built Drawings has the meaning set forth in Section 17.3.
Authorized Representative means the person designated, in writing pursuant to this Contract, by either Party to send and receive any Notices and/or Directives that may be required and to bind the Party he or she represents with regard to all matters related to this Contract.
Change Order Request or COR shall have the meaning set forth in Section 37.
Change shall have the meaning set forth in Section 37.
Claim shall have the meaning set forth in Section 37.
Commission means the Montana Public Service Commission.
Competent Person means a person with the skill, knowledge, experience, training, and authority to carry out his assigned responsibilities safely and in accordance with industry practice.
Construction Works means all construction equipment including tools, consumables, utilities, supplies, temporary work, scaffolding, form lumber, templates, buildings, facilities, electronic gear, computers, software, and similar items which are used in the execution, performance, maintenance, completion, or management of the Work by Contractor, but which are not intended to become a permanent part of the Project. Unless specifically stated otherwise in this Contract, all Construction Works are to be provided by the Contractor.
Contract means this agreement and any attachments, schedules and exhibits attached hereto or specifically referenced herein, including, without limitation, any, FWOs, or Change Orders as such terms are defined in Section 37.
Contract Documents means the Contract and all attachments and exhibits set forth in Section 66.
Contract Price means the dollar amount specified in Section 5 and any Change Orders approved by NorthWestern in writing.
Contract Schedule means the schedule described in Section 6.
Contractor Means the Party identified as such in this Contract, and unless the context clearly requires otherwise the term includes all those employed by or in privity with Contractor at any tier including all Subcontractors and Suppliers.
Corrective Work means additional Work performed by Contractor to comply with the Warranty.
COVID-19 Condition. A COVID-19 Condition occurs if: (i) new government imposed restrictions on imports/exports or common carriers, including ocean shipping vessels, rail and motor carriers result in the inability or failure of Contractor’s Suppliers to deliver Goods, Materials and Equipment to allow Work to proceed in accordance with the Contract Schedule; (ii) new government imposed restrictions result in the inability of Contractor and its Subcontractors to perform Work at the Site; (iii) new government imposed travel restrictions prohibit Contractor, its Subcontractors or Suppliers from performing Work; (iv) new government imposed restrictions result in a material adverse effect upon Contractor’s ability to perform Work at the Site; (v) new government imposed restrictions causes a material adverse effect upon Supplier’s ability to manufacture Goods, Materials and Equipment at Supplier’s facilities; or (vi) causes a material adverse effect upon Contractor’s ability to perform Work at the Site; provided, however, to the extent Contractor declares a COVID-19 Condition arising from relations with Subcontractors or Suppliers, Contractor must demonstrate that, despite the exercise of reasonable diligence, Contractor cannot reasonably source the parts, materials or services from alternative Subcontractors and Suppliers and the occurrence of the COVID-19 Condition, as applied to the Subcontractor or Supplier, has a material adverse effect on the ability of Contractor to fulfill its obligations under this Contract.
COVID-19 Pandemic means the pandemic declared by the World Health Organization, and the National Emergency declared by the U.S. Government on March 13, 2020, as a result of the spread of a coronavirus commonly referenced as COVID-19.
Craft Labor means trade workers, and by way of example includes laborers, carpenters, operators, pipe fitters, boilermakers, electricians, and sheet metal workers.
Days mean calendar days unless specifically stated otherwise.
Deliverables mean all of the documentation including cut sheets, reports, drawings, certificates, schedules, plans, invoices, and Submittals that Contractor is required to furnish pursuant to this Contract and as specifically set forth in Section 5 of the Specifications.
Detailed Schedule means the detailed critical path network schedule for the Work that is developed by Contractor based on the Contractor-developed Summary Project Schedule and which meets the requirements of Section 24.2 of this Contract and Section 4.3.3 of the Specifications.
Effective Date means the date set forth in the Contract as the date on which the Contract is effective.
FERC means the Federal Energy Regulatory Commission or any successor agency.
Field Non-Manual Labor (“FNM”) all workers other than Craft Labor.
Field Work Order shall have the meaning set forth in Section 37.
Final Acceptance means NorthWestern’s written acknowledgment that Contractor has achieved Final Completion as provided herein.
Final Completion means that all obligations of Contractor under this Contract have been completed, as more fully described in Section 38.5, except for obligations which NorthWestern has waived or excused in writing and except for obligations of Contractor that survive termination of this Contract such as warranty and indemnity.
Final Completion Date means the date upon which the Contractor has achieved Final Completion.
Force Majeure means a cause or event that hinders or prevents the affected Party from performing its obligations under this Contract if such act or event (i) is beyond the reasonable control of, and without the fault or negligence of a Party claiming force majeure, (ii) such condition, event, or circumstance, despite the exercise of reasonable diligence, could not be prevented, avoided or removed by Contractor, and (iii) such condition, event, or circumstance has a material adverse effect on the ability of Contractor to fulfill its obligations under this Agreement, and includes, without limitation, an emergency, floods, named storms, sinkholes, lighting strikes, earthquakes, hurricanes, tornadoes, pandemics (excluding the Covid-19 Pandemic), adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming force majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; and action or failure to take action by any governmental authority after the date of execution of this Contract including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such governmental authority) that impact the Work, but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any governmental authority. Notwithstanding the foregoing, the following do not qualify as events of force majeure (i) late delivery of Goods, Materials and Equipment required for the Work (except to the extent caused by the occurrence of an independent condition, event, or circumstance satisfying the requirements above); (ii) shortages of Labor, supervisors or personnel or strikes or other labor disturbances affecting Contractor or any Subcontractors, (except to the extent caused by the occurrence of an independent condition, event, or circumstance satisfying the requirements above); (iii) late performance as a consequence of any violation of applicable Law or decisions of a governmental authority related to the conduct of Contractor or a Subcontractor; (iv) breakdown, loss, or damage to or theft of equipment or materials (except when directly due to the occurrence of an independent condition, event, or circumstance satisfying the requirements above); (v) increased costs of the Work, changes in market conditions, economic hardship, and general economic or industry conditions (except to the extent caused by the occurrence of an independent condition, event, or circumstance satisfying the requirements above); (vi) Contractor’s failure or the failure of its Subcontractors or Suppliers to secure and maintain permits, licenses, or other governmental approvals necessary for prosecution of the Work or their respective portions of the Work; (vii) normal weather conditions, including adverse weather conditions as defined as less than a twenty five-year storm by the NOAA data from the nearest station; (viii) any negligent or intentional acts, errors, omissions or acts which are the fault of the affected Party; and (ix) the Covid-19 Pandemic. Contractor has included all of the known COVID-19 Pandemic impacts in establishing the Contract Price.
Functional Guarantees has the meaning set forth in Section 23 of the Specifications.
Goods, Materials and Equipment (whether used separately or collectively) mean all goods, materials, commodities, supplies, apparatus, equipment, and machinery that Contractor is obligated to provide and which will become a permanent part of the Project when it is completed. The provisions of the Uniform Commercial Code as adopted and set forth in the Montana Code Annotated, applies to Goods unless otherwise specified in writing agreed to by the Parties. Goods, Materials, and Equipment does not include Owner-Furnished Equipment.
Final Completion Date shall be the date that Contractor guarantees to achieve Final Completion but not later than 120 Days after the Substantial Completion Date.
Guaranteed Substantial Completion Date shall be the date that Contractor guarantees to achieve Substantial Completion but not later than January 3, 2024.
Hazardous Materials means any chemical substance, mixture or contaminant, pesticide, source material, regulated nuclear material, residual radioactive material, harmful physical agents, air pollutants, or hazardous waste or by-product material that is regulated or defined by Law.
Industry Practice means, with respect to each of engineering, design, construction, operation, and maintenance of the Work, the practices, methods, procedures, equipment, and tools which comply with all applicable Laws and are used by a significant portion of other similar businesses and industries in the United States.
Labor means all Field Non-Manual Labor and Craft Labor.
Laws mean all laws, statutes, regulations, ordinances, executive orders, codes, and similar pronouncements published by any governmental authority having jurisdiction over the Work.
Lender means the financial institution providing all or a portion of the Project financing and includes Lender’s subsidiaries, affiliates, agents, representatives, successors or assigns, officers, directors, agents, and employees.
Lien means any claim, lien, mortgage, encumbrance, pledge, charge, lease, easement, servitude, right of others, or security interest of any kind.
Limited Notice to Proceed (“LNTP”) means a Notice specifying the date Contractor is authorized by NorthWestern to start the Work to the limited extent specified in the LNTP.
Losses mean any claims, demands, suits, proceedings, fines, penalties, liabilities, judgments, awards, damages, interests, costs, or other such expenses including reasonable attorney fees and court costs, but do not include any indirect, special, incidental, consequential, or exemplary damages.
Mechanical Completion has the meaning set forth in Section 38.1.
Minimum Performance Requirement has the meaning set forth in Attachment A, Section 23.

Moody’s means Moody’s Investor Services, Inc., or its successor.
Notice means a written document prepared and delivered by one Party to another Party.
Notice to Proceed (“NTP”) means a Notice specifying the date Contractor is authorized by NorthWestern to start the Work.
NorthWestern means the entity identified as such in the Contract (and referenced as “Owner” in the Specifications) and includes the officers, directors, agents, employees, successors, and assigns of each and where appropriate Authorized Representative to act on behalf of the NorthWestern.
NorthWestern Directive or Directive means formal written instructions such as a formal letter from NorthWestern to Contractor directing Contractor to proceed in the manner described therein. E-mail will be used only as a courier to transmit formal correspondence containing a Directive that is included as an attachment to the E-mail.
NorthWestern’s Project Manager means NorthWestern’s senior representative on the Project Site.
Notify means to provide Notice.
Owner-Furnished Equipment means the equipment to be supplied by NorthWestern for inclusion into the Project as set forth in the Specifications.
Performance Guarantee(s) has the meaning set forth in Attachment A, Section 23.
Person means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, non-incorporated organization, or government or any agency or political subdivision thereof.
Professional Services mean the performance of engineering, design, consulting, testing, or other technical services performed by persons specially licensed, certified, or otherwise acknowledged to have specialized training, experience, and skills in the art. Professional Services require the exercise of skilled judgment and expertise in addressing and completing the Work.
Project means the total effort being undertaken by NorthWestern, of which the Work performed under this Contract may be the whole or may be a part, and which may include work by other Contractors to NorthWestern or by NorthWestern or by NorthWestern’s own forces including Persons under separate contracts with NorthWestern.
Project Safety Plans shall have the meaning set forth in Section 11.
Project Site or Site means the land and other places on, under, in, or through which the Work is to be installed, executed or carried out, and any other lands or places provided for the purposes of the Project, together with such other places as may be specifically designated in this Contract as forming part of the Project Site. Where the Work is but a part of the Project, Contractor may be granted access for ingress, egress to the particular part of the Project Site where the Work is to be performed, but not necessarily to the entire Project Site.
Punch List is a listing of each item of Work that: (i) NorthWestern and Contractor agree remains to be performed following Substantial Completion; (ii) does not affect the ability of NorthWestern to safely operate the Project in accordance with Industry Practice and in compliance with all Laws; (iii) does not in affect the operability (including capacity, efficiency, reliability, or cost effectiveness), safety or mechanical or electrical integrity or the safe, reliable or continuous commercial operation of the Project.
Punch List Holdback means an amount equal to 200% of NorthWestern’s reasonably estimated costs of completing the items on the Punch List.
Request for Change Order Proposal or RFCP shall have the meaning set forth in Section 37.2.
Revise and Resubmit, when applied by NorthWestern to Contractor's Deliverables, means that the Deliverables are unsatisfactory, as determined by NorthWestern in its reasonable discretion, because they do not interface properly with NorthWestern-furnished components of the Project, if any, or do not comply with the requirements of the Contract.
S&P means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

Services mean those efforts expended by Contractor that do not produce a tangible input to the direct construction and installation of the plant facility.
Site Manager means Contractor’s senior representative on the Project Site.
Specifications mean the documents identified as such or referred to in Attachment A of this Contract and which sets forth the technical requirements for the Work and for the performance of related Services and Professional Services.
Stop Work Order means a NorthWestern Directive ordering Contractor to cease all Work to the extent described in the order.
Subcontractor means any person, at any tier, who has a contract with Contractor to perform a portion of the Work at the Project Site.
Submittals include the documents set forth in Section 5 of the Specifications.
Substantial Completion has the meaning set forth in Section 38.4.
Substantial Completion Date means the date upon which the Contractor has achieved Substantial Completion.
Supplier means any Person contracted with Contractor to provide any Construction Works or Goods, Materials and Equipment to Contractor or to its Subcontractors.
Warranty Period shall have the meaning set forth in Section 33.2.
Work means the design, procurement, installation, construction and testing of the Project and all necessary resources including Labor, Construction Works, Goods, Materials and Equipment, Services, Professional Services, supervision, and management required to complete the Project as set forth in the Scope of Work, the Specifications, and the Contract Documents, exclusive of the supply, scope of work, or warranties related to Owner-Furnished Equipment and other responsibilities of the Owner as set forth herein. Work also includes all duties, responsibilities, and other obligations undertaken by Contractor under this Contract, whether expressed or implied.
2    General
This Contract constitutes the complete integrated agreement between NorthWestern and Contractor regarding the Work, and it supersedes all prior agreements or undertakings. Any exceptions or additional terms, whether written or oral, including those terms in the Contractor’s bid or proposal not expressly incorporated herein, are rejected. No course of prior dealing or performance between NorthWestern and Contractor or industry usage shall be construed or interpreted to modify any term, condition, requirement, or instruction set forth in the Contract.
3    Representations by Contractor
3.1    Contractor represents that it has thoroughly examined the Contract; has studied all information provided or otherwise made available by NorthWestern; has familiarized itself with all Laws; and is experienced, qualified, and licensed (to the extent required by applicable Laws) to perform the Work.
3.2    Contractor also represents that it has visited the Project Site and that the Contract Price includes consideration of all the general, visible, disclosed, and local conditions that might materially impact the Work including climatic conditions, existing surface conditions, existing structures, availability of qualified Labor, availability of utilities, access to the Project Site, transportation facilities, disposal, storage, handling of Owner-Furnished Equipment and Goods, Materials and Equipment, and any necessary Construction Works.
3.3    Contractor agrees and acknowledges that any surface or subsurface reports, topographic maps, geotechnical reports, information regarding the physical condition or character of the Project Site, existing structures at the Project Site, or material equipment or materials at the Project Site, or other information made available to Contractor by NorthWestern are solely for Contractor’s convenience and not represented or warranted to be accurate. Contractor is responsible for performing any additional geotechnical or other studies that Contractor believes are necessary to perform the Work. Contractor shall be allowed the benefits of Section 37 should the subsurface differ materially from any NorthWestern provided information. Any failure by Contractor to take the actions described in this Section 3 shall not relieve Contractor from its responsibility for properly estimating the difficulty and cost of successfully performing the Work.
4    Scope of Work
The Contractor’s detailed Scope of Work is set forth in the Specifications and the Parties shall perform their respective obligations set forth in Attachment K. Unless otherwise stated in the Contract, Contractor shall provide all resources necessary to perform the Work and to fulfill Contractor’s obligations under this Contract and the Specifications, including the receipt, installation, and testing of any Owner-Furnished Equipment.
5    Contract Price, Payment and Taxes
5.1    As consideration to Contractor for completing and furnishing the Work, NorthWestern agrees to pay Contractor, and Contractor agrees to accept as full and complete payment for all of the Work, including construction aids, start-up and testing, supervision, travel and per diem costs, other Contractor expenses related to the Work and the performance of any warranty obligations hereunder, the fixed lump sum agreement price of NINETY EIGHT MILLION FIVE HUNDRED SEVENTY EIGHT THOUSAND TWO HUNDRED TWENTY FIVE AND 00/100 DOLLARS ($98,578,225.00) (“Contract Price”), and described on the Payment Schedule set forth in Attachment B. Contractor acknowledges that this Contract and the Contract Price constitute a fixed price obligation to design and engineer, procure, construct, test, start-up and commission the Work.
5.2    Contractor shall obtain all necessary tax licenses for all jurisdictions where Work is performed. Contractor is responsible for the collection and remittance of all sales, consumer, use, Contractor’s excise and similar taxes for the Work performed. Contractor shall include all taxes as a separate line item on invoices. Contractor shall pay all payroll and other related employment compensation taxes for Contractor’s employees, and federal, state and other taxes that may be assessed on Contractor’s net income, net worth, license, privilege or gross receipts. Contractor is responsible for payment of, or for obtaining exemption from, all import and customs duties, licenses and taxes imposed on imported Goods, Materials and Equipment, as well as other cost associated with clearing such items for delivery to NorthWestern.
6    Schedule
6.1    The schedule for the performance of Contractor’s Work is set forth in Attachment C (the “Contract Schedule”). Contractor shall begin its Work upon receipt of an LNTP or an NTP. However, Contractor shall not begin any physical Work on the Project Site until it receives a fully executed Notice to Proceed from NorthWestern and, except as specifically authorized as LNTP Work, Contractor shall not commit to the procurement of Goods, Material and Equipment prior to issuance of NTP. If NTP is not issued on or before April 1, 2022, then, at the option of NorthWestern: (i) NorthWestern may, without further obligation to Contractor other than as provided in an LNTP, terminate this Contract by providing Notice to Contractor effective April 1, 2022; or (ii) if NorthWestern does not provide the Notice in Section 6.1(i) terminating this Contract, Contractor shall be entitled to an equitable adjustment to the Contract Price and the Guaranteed Substantial Completion Date as a result of not receiving NTP on or before April 1, 2022. If agreement on equitable adjustment to the Contract Price and Guaranteed Substantial Completion Date cannot be reached between NorthWestern and Contractor, Contractor may terminate this Contract without further obligation to NorthWestern. Contractor agrees and acknowledges that time is of the essence in regard to achievement of Substantial Completion of the Work in accordance with the Contract Schedule, subject to Section 41 (termination for default). Provided that NorthWestern is not in breach of this Contract, Contractor shall take whatever measures are reasonably necessary to complete its Work by the

Guaranteed Substantial Completion Date. Contractor has inspected the Project Site and acknowledges that the Project Site has sufficient areas available for lay down of materials, staging of materials, fabrication facilities, or pre-assembly operations. Contractor will reasonably coordinate its activities with the activities of NorthWestern and its other contractors installing utility services for the Project.
6.2    Contractor shall Notify NorthWestern of any potential delay to the Work within five (5) Days after the event giving rise to the potential delay becomes known to Contractor. The Notice shall describe the cause of the potential delay and the reasonable plan Contractor proposes to avoid, mitigate, or recover from the delay. Such recovery plan shall be subject to NorthWestern’s review and comment. If Contractor fails to provide a recovery plan, or fails to follow such plan to take to avoid or recover from a delay which impacts the Substantial Completion Date, NorthWestern may direct Contractor to accelerate its Work by providing additional resources to recover and maintain the Contract Schedule. Unless the delay is caused by NorthWestern, third parties other than those third parties under Contractor’s control and supervision, or Force Majeure, all costs incurred by Contractor to accelerate its Work shall be the responsibility of the Contractor. NorthWestern’s approval of Contractor’s proposed action to recover the delay or NorthWestern's Directive to accelerate the Work shall not constitute a waiver of any right or remedy available to NorthWestern under this Contract, at law, or equity. Any Directive to accelerate Work shall not constitute a waiver of any of the provisions of this Contract.
7    Independent Contractor
7.1    Contractor is and shall operate as an independent contractor in the performance of the Work and not as an agent or employee of NorthWestern. Nothing contained in this Contract is intended nor shall be construed as creating any contractual relationship between any Persons other than NorthWestern and Contractor. Contractor shall obtain any and all state and/or local licenses, certificates, or permits required to obtain and maintain independent contractor status that may be required by the State of Montana.
7.2    At all times, Contractor shall be solely responsible for the means, methods, sequences, and procedures for performing its Work.
7.3    Subject to the limits in Section 8, Contractor has sole authority, control and responsibility to employ, discharge, supervise and otherwise manage its employees.
8    Supervision and Labor
Contractor shall provide an adequate number of Competent Persons to perform the Work. Prior to the start of the Work, Contractor shall submit the resume of a Competent Person to act as Contractor’s supervisor. Once approved by NorthWestern, said supervisor shall be present on the Project Site whenever Contractor is performing Work. Contractor’s supervisor shall have complete authority to act on behalf of Contractor in all matters pertaining to execution of the Work. Contractor shall not remove or replace its supervisor or any other of its supervisory staff assigned to the Work without the prior written consent of NorthWestern, except in the instance of termination or retirement.
9    Subcontractors and Suppliers
Contractor shall not subcontract performance of any portion of the Work to any Subcontractor or Supplier that does not meet the prequalification criteria applicable to such Subcontractor or Supplier as set forth in Attachment D. Contractor supplied Goods, Materials and Equipment shall be procured from Suppliers listed in Appendix 12 of the Specifications, unless written approval is otherwise provided by NorthWestern. Contractor shall comply with all prevailing wage requirements of Laws. Upon request, Contractor shall furnish NorthWestern a copy of any subcontract or purchase order with the price and confidential information redacted for NorthWestern’s confirmation that the subcontract or purchase order complies with Laws. Contractor shall also furnish to NorthWestern and such information pertaining to the proposed Subcontractor or Supplier as NorthWestern may reasonably request including financial statements, safety data, and references. Failure of Contractor to comply with this Section 9 may, at the sole discretion of NorthWestern, be deemed to be a material breach of this Contract. Notwithstanding anything to the contrary in this Section 9, Contractor shall remain liable to NorthWestern for any and all Losses incurred by NorthWestern caused by any act of any Subcontractor or Supplier while on the Project Site or while performing the Work.
10    Labor Relations
10.1    Contractor shall require strict compliance with the job rules and any procedures established by Contractor for employee conduct at the Project Site. NorthWestern reserves the right to revise any such rule, and Contractor shall fully comply with such rules as revised.
10.2    Contractor intends to utilize union and non-union Subcontractors for the performance of the Work, and assumes all labor related risk associated pertaining to a mixed labor force for the Project. Contractor’s union Subcontractors shall enter into either a Project-specific labor agreement or assent to the performance of Work pursuant to the National Maintenance Agreement in order to eliminate labor disputes, strikes, delays, and lockouts in connection with the Work. Contractor shall require union Subcontractors to promptly take any and all reasonable steps to resolve violations of collective bargaining agreements and jurisdictional disputes including the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin, or award damages resulting from violations of collective bargaining agreements or jurisdictional disputes.
10.3    Contractor shall immediately Notify NorthWestern of any actual, anticipated, or threatened labor dispute that might affect the performance of the Work of Contractor or any of its Subcontractors or Suppliers.
10.4    Contractor acknowledges that Owner Furnished-Equipment to be furnished by NorthWestern, if any, may be provided by non-union shops, and Contractor expressly agrees that any labor disputes resulting from this circumstance shall not constitute an event for which Contractor may seek relief under Force Majeure or any other provision of this Contract.
11    Environmental, Health and Safety, Emergencies
11.1    Contractor acknowledges and agrees that its obligation under this Contract is to perform its Work in a safe manner. To that end, Contractor shall, at a minimum, perform its Work in accordance with all Laws. Further, Contractor hereby represents and warrants that it has a comprehensive safety, health, and environmental program and corresponding policies for human and environmental health and safety and, after mobilization, Contractor shall enforce and monitor such safety and health plan at the Site, until Substantial Completion.
11.2    After mobilization and until Substantial Completion, Contractor shall implement and maintain a written safety, health, and accident prevention program (the “Project Safety Plan”) specifically applicable to the Work. Contractor's Project Safety Plan shall meet the requirements of the codes and regulations of federal, state, local, and other authorities having jurisdiction over the Work and shall include disciplinary procedures and safety orientation training procedures applicable to Contractor and Subcontractor personnel. The Project Safety Plan must meet or exceed the safety standards set forth in NorthWestern’s safety program. Contractor shall submit the Project Safety Plan to NorthWestern’s Project Manager for review a minimum of sixty (60) Days prior to the start of Work at the Project Site. NorthWestern’s review does not relieve Contractor of responsibility for safety and health, nor shall such review be construed as limiting in any manner Contractor's obligation to undertake any action which may be necessary or required to establish and maintain safe working conditions at the Project Site. The Project Safety Plan will be available at the main construction office of the Project Site and available for review at all times Contractor employees are at Work on the Project Site. A copy of the Project Safety Plan will be attached to this Contract as Attachment F.
11.3    As part of the Project Safety Plan, Contractor will develop and implement an effective training and inspection program to ensure all Contractor employees understand and follow all Contractor required safety rules and requirements. Details of the training and inspection program shall be included in the Project Safety Plan.
11.4    Prior to mobilizing at the Project Site, Contractor shall designate a Competent Person who shall implement the requirements of the Project Safety Plan. The Competent Person shall (a) be present on the Project Site whenever Contractor is performing Work of a manual nature on the Project Site, (b) be able to identify hazards associated with the Work, and (c) have complete authority to stop the Work if he/she deems it necessary. The designation of this Competent Person will be identified in the Project Safety Plan.
11.5    The Contractor shall not permit the introduction or use of intoxicants, such as liquor and illegal substances, upon the Project Site. No individual will perform any of the Work while under the influence of any illegal or controlled substance or alcohol. Contractor shall promptly perform drug and/or alcohol tests on personnel performing any of the field Work if: (i) the individual’s performance contributed to an accident or may (in the discretion of NorthWestern’s Project Manager) be a contributing factor to an accident which involves personal injury; or (ii) reasonable cause exists to believe such individual is using drugs or alcohol or may otherwise be unfit for duty. Individuals tested in accordance with this Section 11 will not be permitted to perform any Work until the test results are established. Contractor shall be solely responsible for administering and conducting drug and alcohol testing, as set forth herein. As applicable and in addition to any other requirements under this Contract, Contractor shall develop and strictly comply with any and all alcohol and drug testing requirements required by applicable Law.
11.6    The Contractor retains sole responsibility for the safe execution of the Work and the overall safety of both Contractor and any Subcontractor employees. All the requirements of this Section 11 shall apply equally to any Subcontractors hired by the Contractor.
11.7    Contractor is responsible for developing a response plan for use after mobilization but prior to Substantial Completion in connection with emergency situations that may occur on the Project Site. If an emergency situation occurs, Contractor shall employ its emergency response plan and take such other actions as are reasonably necessary to stabilize and resolve the situation. Immediately upon the occurrence of an emergency endangering public health or safety, including environmental harm or material damage to property, Contractor shall: (i) implement its emergency response plan; (ii) verbally notify NorthWestern’s Project Manager and on-Site employees; and (iii) cooperate by providing information, documentation, and reports to allow NorthWestern to fulfill reporting obligations required by applicable law.
11.8    If Contractor fails to exercise reasonable precaution for the safety of the public or the protection of the field construction Work or adjacent structures or property, and whenever, in the opinion of NorthWestern’s Project Manager an emergency has arisen and immediate action is considered necessary, NorthWestern may provide suitable protection by causing work to be done and material to be furnished and installed. The cost of such efforts will be borne by Contractor if NorthWestern’s response is required because of Contractor’s wrongful acts or omissions or breach of this Agreement. Such performance of emergency work, by Owner does not relieve Contractor of responsibility for any damage which may occur. The right to provide suitable protection does not give rise to any duty on the part of NorthWestern to exercise such right.
12    Hazardous Materials/Storm Water
12.1    Contractor shall be solely responsible for all Contractor-supplied Hazardous Materials on the Project Site including reporting, accounting, licensing, care, transportation, storage, use, treatment, and disposal by Contractor. This excludes pre-existing hazardous material. In carrying out its obligations under this Section 12, Contractor shall comply with the Site specific Project Safety Plan and all applicable Laws.
12.2    A Hazardous Material is any substance or material identified now or in the future as hazardous under any Law, or any other substance or material that may be considered hazardous or otherwise subject to statutory or regulatory requirement governing handling, disposal or clean-up.

12.3    If Contractor discovers any prior unknown environmental contamination, Contractor shall cease performance of affected Work, secure the contaminated area against intrusion, notify NorthWestern’s Project Manager and take appropriate steps for which Contractor is qualified and deems necessary to protect persons, property and the environment.
12.4    Contractor shall immediately notify NorthWestern’s Project Manager verbally and promptly thereafter in writing of the presence and location of any spill, leak or unintended release of any Hazardous Material occurring during the performance of the Work, and shall take appropriate steps necessary to protect persons, property and the environment.
12.5    Contractor is responsible for the removal and disposal of all Hazardous Materials, waste, waste material, or refuse supplied or produced (exclusive of pre-existing waste or material) by Contractor from the Project Site in compliance with applicable federal, state and local laws and regulations. Contractor shall pay all costs associated with removal and disposal unless otherwise agreed upon in writing by NorthWestern’s Project Manager. Contractor must obtain NorthWestern’s Project Manager approval prior to offsite disposal of existing soil.
12.6    Unless otherwise instructed by NorthWestern’s Project Manager, Contractor will not proceed with the on-site portion of the Work until a valid Storm Water Permit (“SWP”) has been obtained and a Project-specific Storm Water Pollution Prevention Plan (“SWPPP”) is developed. Contractor shall comply with the provisions in the SWP and the SWPPP. Contractor will repair at its own cost and to the satisfaction of NorthWestern any damage caused by Contractor to storm water control structures. Contractor will notify NorthWestern’s Project Manager immediately after any storm event that causes erosion at the Project Site or if controls are inadequate or ineffective in retaining sediment-laden runoff within the Project Site.
12.7    Contractor shall comply with all applicable federal, state and local regulations associated with the management, generation, disposal and discharge of storm, processed, treated, or wastewater associated with the Work. Contractor shall pay all costs associated with the removal and disposal of processed, treated, or wastewater unless otherwise agreed upon in writing by NorthWestern’s Project Manager.
13    Cleanup
Contractor acknowledges and agrees that cleanliness is an important factor in creating a safe Work environment. Contractor shall at all times keep Work areas in a neat, clean, and orderly condition and shall promptly and properly dispose of all debris and rubbish resulting from Contractor’s operations. If Contractor fails to maintain its Work areas in a manner satisfactory to NorthWestern or fails to immediately clean up after receipt of Notice from NorthWestern to do so, NorthWestern shall have the right, without further notice to Contractor, to clean up Contractor’s Work areas and back charge the cost to Contractor.
14    Stop Work Orders
Contractor is responsible for conducting the Work but Contractor shall at all times abide by the reasonable instructions of NorthWestern’s Project Manager and its Authorized Representative and any NorthWestern Directives whereby Contractor shall be entitled to a Change Order if such Directives are not caused by a Contractor-caused safety concern and if such reasonable instructions impact Contractor’s Contract Schedule and/or cost to perform the Work. If Contractor fails to comply with any such instructions, Directives, or the requirements of this Contract, NorthWestern or its Authorized Representative shall have the authority (a) to stop any portion of the Work affected by such failure until such failure is remedied or (b) to terminate this Contract for default in accordance with Section 41. In the event that NorthWestern is forced to issue a Stop Work Order due to a Contractor-caused issue, Contractor shall be liable for all resulting cost and Contract Schedule impacts. If NorthWestern without sufficient cause issues a Directive that stops or changes the Work, Contract may pursue its remedies under Section 62 hereof.

15    Permits and Licenses
Contractor shall promptly apply for and procure, without additional compensation, all certificates, licenses, permits, and similar permissions required by applicable Laws necessary to perform the Work except for such permits as may be specifically set forth as NorthWestern’s responsibility in Appendix 11 of the Specifications.
16    Submittals
16.1    Contractor shall submit to NorthWestern all Deliverables required by the Contract and Section 5 of the Specifications.
16.2    Review and comment by NorthWestern of Contractor’s submittals within the applicable period to review the submittals pursuant to Section 5 of the Specifications shall not relieve Contractor of its obligation to maintain the Contract Schedule and to complete the Work in accordance with this Contract, and any such review and comment by NorthWestern shall not constitute a waiver of NorthWestern’s rights under this Contract with respect to nonconforming Work.
17    Issued for Construction Documents/As-Built Drawings
17.1    Contractor shall perform the Work using only Drawings and Specifications marked by Contractor as "Issued for Construction" or equivalent designation.
17.2    Contractor shall maintain at the Project Site, a complete and current set of "Issued for Construction" Drawings and Specifications.
17.3    Contractor shall prepare and submit to NorthWestern the as-built Drawings (“As-Built Drawings”) in accordance with the Specifications.
18    Ownership and Use of Contractor Deliverables
18.1    All Deliverables prepared or developed by Contractor and submitted to NorthWestern in the performance of the Work shall be the property of NorthWestern, and such Deliverables may be used by NorthWestern without restriction in the design, construction, operation, maintenance, and use of the Project.
18.2    To the extent that the Deliverables contain any intellectual property belonging to Contractor, NorthWestern shall have a royalty-free perpetual license, at no additional charge, providing NorthWestern the right to use such property in the design, construction, operation, maintenance, expansion, and use of the Project or for any other generation facility owned by NorthWestern.
18.3    Any re-use of Deliverables other than for the Project without Contractor’s consent shall be at NorthWestern’s risk and without liability to Contractor.
19    Substitutions
Contractor may propose substitutions for the specified Goods, Materials and Equipment. Contractor’s proposal constitutes a warranty by Contractor that the proposed substitution is equal or superior to the item for which it is being substituted and is fit for its intended purpose. NorthWestern's decision on the use of any such substitution shall be final. If the substitution is accepted (such acceptance or rejection at the sole discretion of NorthWestern), then NorthWestern will issue a Change Order to that effect in accordance with Section 37. NorthWestern’s approval shall not excuse any of Contractor’s obligations including its warranty obligations. Contractor shall be solely liable for the cost and schedule impacts of using any substitution.
20    Discrepancies
Whenever, in Contractor's opinion, the NorthWestern provided Contract Documents or any portion of the Owner-Furnished Equipment, Goods, Materials and Equipment or Work is defective, deficient, or at variance with each other or with any Laws applicable to the Work, Contractor shall immediately discontinue performance on the portion of the Work affected thereby and Notify NorthWestern of such opinion. Thereafter, Contractor shall not proceed with the portion of the Work so affected until it has received a Directive specifying what action, if any, is to be taken. If Contractor proceeds with any affected portion of the Work after said notification but prior to receiving such Northwestern Directive, such Work shall be at Contractor’s cost and risk. If Work that was completed before Contractor provided Notice is required to be revised due to the Northwestern Directive, Contractor shall be allowed the benefits of Section 37.
21    Quality Assurance/Quality Control Program
21.1    Prior to starting Work, Contractor shall submit to NorthWestern for review and approval a Project-specific Quality Assurance/Quality Control Program, which upon approval, shall be attached to this Contract as Attachment A-1. Contractor shall assign a Competent Person at the Project Site to implement and supervise the Quality Assurance/Quality Control Program. The Work shall be completed consistent with the approved Quality Assurance/Quality Control Program.
21.2    For Work that includes the installation, placement, storage, or preventative maintenance of Owner Furnished Equipment or Goods, Materials and Equipment, Contractor shall use Contractor’s appropriate procedures, systems, and forms to generate and track quality and inspection documentation, turnover punch lists, and preventive maintenance.
21.3    Contractor shall, without additional compensation, make or cause to be made all inspections and tests required by the Specifications. If the results or methods of performance of such inspections or tests fail to conform to the requirements of the Contract, NorthWestern may, at its reasonable discretion, require Contractor to perform additional inspections and tests, all costs of which shall be to the account of Contractor, unless such deficiencies or defects result from the Owner-Furnished Equipment. Contractor shall furnish NorthWestern with satisfactory documentation of the results of all inspections and tests. NorthWestern shall be given not less than seven (7) Days’ Notice of any inspections or tests to be made by Contractor or by its Subcontractors or Suppliers so that NorthWestern may, at its option and expense for its personnel, witness any such inspections or tests.
21.4    Unless specifically permitted by the Specifications, Contractor shall employ a qualified and approved independent testing agency, acceptable to NorthWestern, to perform all required testing to verify performance guarantees.
22    Materials Management Procedure
22.1    If required by the Specifications, Contractor shall, prior to the start of the Work, prepare and submit for approval a Project-Specific Materials Management Procedure (“MMP”). Contractor shall assign a Competent Person at the Project Site to implement and supervise Contractor’s Materials Management Procedure.
22.2    The MMP shall be a comprehensive system capable of providing progress updates on Goods, Materials and Equipment from requisition through order placement, and delivery to the Project Site or other storage areas, and incorporation into the Work.
22.3    In addition, the MMP shall be used to coordinate with Owner-Furnished Equipment supplier to monitor all Owner-Furnished Equipment provided to Contractor by NorthWestern or third parties. Owner-Furnished Equipment shall be monitored either from monthly progress reports and schedules furnished by NorthWestern or other third parties or from the actual receipt and turn-over of such Owner-Furnished Equipment to Contractor.
23    Control of Owner-Furnished Equipment
23.1    Owner-Furnished Equipment for Contractor’s installation, erection, or incorporation into the Work shall be offloaded and received by Contractor in the presence of NorthWestern’s Project Manager or his/her representatives. Quantities of such Owner-Furnished Equipment shall be checked jointly by Contractor and NorthWestern. Contractor’s receiving and acceptance of such Owner-Furnished Equipment shall be recorded in writing and evidenced by Contractor’s signing of forms satisfactory to NorthWestern.

23.2    If the nature of the shipping packaging allows, Contractor shall visually inspect and carefully note any visible shortage of or damage to the packaging of the Owner-Furnished Equipment furnished by NorthWestern prior to the unloading of same from the carrier. Where such inspection and inventory is not possible prior to unloading, Contractor shall visually inspect and inventory such Owner-Furnished Equipment as soon after unloading as practicable. Crates or cartons inside of sea crates will not be opened for inspection or inventory until 10 Days before installation of the material is planned. Crates and cartons will be opened, inspected, and inventoried in the presence of NorthWestern’s Project Manager or his/her representatives, in order to ascertain the existence of any visible damage or of shortages in the quantities indicated in the shipping documents. Contractor shall Notify NorthWestern promptly of any shortages or damage revealed by its inspection.
23.3    Any shortage of or damage to such Owner-Furnished Equipment that is found after the time required for inspection under Section 23.2, and that would have been revealed in a reasonable inspection pursuant to Section 23.2, shall be deemed to have been caused by Contractor, and Contractor shall assume full responsibility for any shortages in, loss of, or damage to such Owner-Furnished Equipment and for any delay in completion of the Work caused thereby. Any shortage of or damage to such Owner-Furnished Equipment that would not be revealed by a visual inspection shall remain the full responsibility of NorthWestern.
23.4    Contractor shall Notify NorthWestern of any additional requirements for Owner-Furnished Equipment being supplied by NorthWestern. Such Notice shall be made as soon as the need for the additional requirement is discovered, but, in any event, in sufficient time for NorthWestern to address the requirement. In the event of a misfit of the Owner-Furnished Equipment furnished by NorthWestern, Contractor shall immediately Notify NorthWestern of such misfit. Contractor shall take all reasonable steps to avoid standby time due to lack of such Owner-Furnished Equipment or misfits and shall continue to perform other portions of the Work pending resolution of such situations by NorthWestern.
23.5    Contractor shall Notify NorthWestern of any Owner-Furnished Equipment supplied to Contractor that is surplus and shall cooperate with NorthWestern in the disposition of such surplus as directed by NorthWestern.
24    Project Management Requirements
24.1    General Requirements. Contractor shall provide a management organization and implement a management process that complies with Section 4 of the Specifications to control and complete the Work.
24.2    Detailed Project Management and Project Schedule Requirements. Contractor shall submit, for NorthWestern’s review and approval, a Detailed Schedule for the Work that meets the requirements of Section 4 of the Specifications and which meets the Contract Schedule, including the Guaranteed Substantial Completion Date and the Final Completion Date. Contractor shall set the Project activity codes dictionary structure, calendars, activity ID and Project ID numbering system in consultation with NorthWestern. This Detailed Schedule shall include ample allowance for normal delays and difficulties that may be encountered in the Work of this nature including weather, holidays, coordination, and normal job site congestion. Contractor shall control and own the schedule margin in its Schedule and Detailed Schedule. At a minimum, the Detailed Schedule must support the dates given in the Contract Schedule and show a logical and orderly array of resource loaded activities (materials, equipment, and man hours) required to achieve completion of the Work.
25    Construction Works
Construction Works shall be in good operating condition, safe, and fit for the purposes for which they are used. Such Construction Works shall be subject to inspection from time to time by NorthWestern or by third parties as required by applicable Laws. Any Construction Works that do not conform to the requirements of the Contract or applicable Laws shall be promptly removed by Contractor and replaced without additional cost to NorthWestern and without delaying the Contract Schedule.
26    Expediting, Inspection, and Testing
26.1    NorthWestern shall have the right, but not the obligation, to inspect and test Contractor’s Work as provided in the Specifications. Any such inspection or lack of such inspection shall not excuse Contractor’s obligation to perform in accordance with the requirements of the Contract.
26.2    If Contractor covers any portion of the Work prior to (i) an inspection or test required by this Contract, (ii) an inspection or test specified in the schedule of inspect and test activities, or (iii) an inspection or test previously requested by NorthWestern, the cost of uncovering and restoring the Work to allow for such inspection or test shall be responsibility of Contractor.
26.3    If Industry Practices would require re-examination, then re-examination of any Work may be ordered by NorthWestern. If, as a result of such re-examination, any part of the Work is determined by NorthWestern to be defective or to otherwise fail to conform to this Contract, Contractor shall not be reimbursed for uncovering the Work or for the repair or for the corrective work required to be performed or for any restoration costs. If, as a result of such re-examination, the Work is found to conform to the Contract requirements, NorthWestern shall reimburse Contractor for the allowable direct documented cost incurred by Contractor to uncover and restore the re-examined portion of the Work and the Contractor shall be entitled to an equitable adjustment to the Contract for any delay.
26.4    Rejection by NorthWestern of any non-conforming Work shall be final and binding. Rejected Work shall be promptly repaired or replaced by Contractor so as to conform to this Contract and all costs thereof shall be to Contractor’s account. If Contractor fails to promptly commence and diligently continue the repair or replacement of such rejected Work within five (5) Days of receipt of written Notice from NorthWestern to do so, NorthWestern may, at its option, cause the rejected Work to be repaired or replaced by others and all costs thereof shall be to Contractor’s account. The refusal or failure to commence correction of the rejected Work upon Directive within five (5) Days shall constitute a basis for Termination for Default of Contractor under Section 41 at the sole discretion of NorthWestern. If Contractor commences correction as required under this Section 26, Contractor reserves its right to dispute the required correction within (thirty) 30 Days following the completion of the corrective action.
27    Contractor's Shipments
27.1    Contractor shall be responsible for shipping all Contractor-supplied Goods, Materials and Equipment and Construction Works to the Project Site in accordance with Section 6 of the Specifications. Contractor shall consign such shipments to itself at the shipping address for the Project, freight fully prepaid. Contractor shall be responsible for making demurrage agreements and for settling any claims by carriers for such shipments.
27.2    Contractor shall advise NorthWestern in writing, in advance of major shipments of Goods, Materials and Equipment or the delivery of major items of Construction Works and Contractor shall be responsible for all aspects regarding the arrival, unloading, inspection, and release of the carriers' equipment. Contractor shall coordinate as necessary with NorthWestern. Contractor shall promptly unload its shipments and release the carriers' equipment from the Project Site.
28    Country of Origin
Goods, Materials and Equipment shall have their origin in the country or countries as required by the Contract and Section 6 of the Specifications. Unless otherwise indicated in the Contract, the country of origin shall be considered the country in which the Goods, Materials and Equipment become a commercially recognizable product that is substantially different in basic characteristics, purpose, or utility from its components and that results from fabricating, manufacturing, processing, or a substantial and major assembling of components.

29    Spare Parts
Contractor shall comply with the requirements for Spare Parts set forth in Section 6.3 of the Specifications.
30    Title & Risk of Loss
Title to all Goods, Materials and Equipment supplied by Contractor in the performance of its Work shall pass to NorthWestern on the earlier of (i) delivery to the Project Site or (ii) Contractor’s receipt of payment from NorthWestern for such Goods, Materials and Equipment. Regardless of which Party has title, risk of loss shall remain with Contractor until Substantial Completion Date. If NorthWestern issues Contractor a notice pursuant to Section 32, risk of loss shall, pass to NorthWestern for the completed or partially completed portion of the Work that is specified in the notice. For the purpose of clarification, Contractor assumes risk of loss and care, custody, and control of the engine-generator sets of the Owner-Furnished Equipment when placed on the foundations and of the balance of the Owner-Furnished Equipment when it is delivered to the Project Site.
31    Protection of the Work
Regardless of who may hold title, Contractor shall be responsible for protection of the Work, including any Goods, Materials and Equipment and Owner-Furnished Equipment provided to Contractor by NorthWestern or others, until NorthWestern assumes care, custody, and control per Section 20. Until that time, Contractor shall take reasonable precautions to protect the Work from damage by the elements or by other construction activities.
32    Possession Prior to Substantial Completion
NorthWestern shall have the right to take possession of or use any completed or partially completed portion of the Work as NorthWestern may deem necessary for operations. If NorthWestern exercises the foregoing right, NorthWestern will provide written Notice to Contractor and Risk of Loss shall transfer pursuant to Section 30 and the Warranty shall commence on the applicable portion of the Work. Such possession or use shall not constitute acceptance of Contractor's Work, but Contractor shall not be liable for damage or loss to the accepted portion of the Work caused by NorthWestern, Force Majeure Events, or third parties acting under the control of NorthWestern.
33    Warranty of the Work
33.1    Contractor warrants (the “Warranty”) that (i) the Goods, Materials and Equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract, (ii) the Work will be free from defects, (iii) the Work will be done in a professional and workmanlike manner in accordance with Industry Practice, and (iv) the Work will conform to the requirements of the Contract. Contractor’s professional services shall be performed in accordance with Industry Practice.
33.2    The Warranty Period for Contractor to correct its Work that fails to comply with the Warranty shall be twelve (12) months from Substantial Completion (the “Warranty Period”). Any Corrective Work done during the Warranty Period shall be warranted for an additional twelve (12) month period, but in no event shall the Warranty Period extend beyond twenty-four (24) months from Substantial Completion. Contractor shall have the right and agrees to enforce the warranties of all Subcontractors and Suppliers during the Warranty Period. In addition, Contractor shall secure the manufactures standard warranty against defects from the Supplier of the generator step-up transformer, extending for a duration expiring (i) five (5) years after energization of the transformer, or (ii) six (6) years from delivery of the transformer, whichever is earlier. Contractor shall provide the warranty terms for the generator step-up transformer to NorthWestern for review and comment prior to issuance of any purchase order for such equipment. Any Subcontractor and Supplier warranties that are still in existence at the end of such Warranty Period shall be assigned on such date to NorthWestern, and Contractor’s subcontracts with its Subcontractors and Suppliers shall authorize such assignment to NorthWestern. The Warranty Period for correction of Work relates only to the specific obligation of the Contractor to correct defects in the Work, and has no relationship to the time within which NorthWestern may seek to enforce Contractor’s third party indemnifications obligations, Contractor’s confidentiality obligations, NorthWestern’s audit rights, and Contractor’s other obligations under this Contract unrelated to defects in the Work.
33.3    At any time prior to the end of the Warranty Period, Contractor shall replace, repeat, repair, retest, re-inspect, or otherwise correct any portion of the Work that fails to conform to the Warranty. Contractor shall perform any such Corrective Work at its sole expense. Contractor shall bear the costs of removal, transportation and reinstallation of defective Goods, Materials and Equipment required for the performance of warranty Work. In addition, Contractor shall be liable for the cost of correcting any Work of NorthWestern, or other contractors or Contractors that is destroyed or damaged by Contractor's Corrective Work or by removal of Contractor’s defective Work, subject to its liability limitations in this Contract.
33.4    In addition to the Warranty, and to the extent that Contractor is obligated to supply any Goods under this Contract, Contractor warrants that the Goods are new and fit for their specified purpose. If any Goods are found to be defective or otherwise not in conformance with the Contract prior to the expiration of the Warranty Period, NorthWestern shall have the right, upon giving notice and the basis for rejection, to either (a) reject any or all defective or nonconforming Goods or (b) accept and correct the Goods. Contractor shall pay all costs and expenses arising from such rejection or correction.
33.5    Contractor shall perform any required Corrective Work as soon as reasonably possible, but in any event, within five (5) Days after Contractor receives Notice from NorthWestern that the Work is nonconforming. If, despite Contractor’s reasonable efforts, the Corrective Work cannot be performed within said five (5) Day period, Contractor shall commence such Corrective Work promptly upon receipt of Notice from NorthWestern and shall diligently and, without interruption, perform such Corrective Work until it is completed. If Contractor contends that the Corrective Work directed by NorthWestern is not covered by the Warranty or is outside the Warranty Period, or that Contractor is not obligated to perform the Corrective Work for other reasons, Contractor shall nevertheless promptly proceed with the Corrective Work in accordance with NorthWestern’s Directive, submit a Notice of claim within seven (7) Days, and pursue its remedies under Section 62 hereof.
33.6    If, during the Warranty Period, the performance of Corrective Work would disrupt the work of others or the commercial operation of the Project or any portion thereof, such Corrective Work shall be coordinated with NorthWestern’s operating personnel in order to minimize such disruption. In the event of such disruption, NorthWestern may require that Corrective Work be performed on an expedited basis, including weekends and holidays if possible. All costs incidental to such Corrective Work incurred by Contractor, including, but not limited to, overtime premiums and shift differentials, shall be borne by Contractor.
33.7    In the event: (i) Contractor fails to commence Corrective Work promptly within the five (5) Day period prescribed above; or (ii) Contractor commences Corrective Work within the five (5) Day period but, in NorthWestern’s reasonable opinion, under Industry Practices fails to diligently, and without interruption, prosecute the Corrective Work; or (iii) NorthWestern reasonably determines that a case of emergency exists, where delay in commencing Corrective Work could result in serious loss or damage to persons or property; or (iv) NorthWestern, in its sole reasonable discretion, determines that the requirements of its Contract Schedule will be adversely affected if the Corrective Work is not performed prior to the expiration of the five (5) Day period; or (v) NorthWestern reasonably determines that the Corrective Work must be performed prior to the expiration of the five (5) Day period in order to return the Work or the Project to commercial use, then the Corrective Work may be performed by NorthWestern and all costs thereof shall be to Contractor's account, provided that NorthWestern has given reasonable Notice thereof to Contractor and afforded Contractor the opportunity to perform Corrective Work within the time determined by NorthWestern to be required. Further, the refusal or failure of Contractor to commence Corrective Work within five (5) Days of Notice from NorthWestern shall constitute a basis for

Termination for Default under Section 41, at the sole discretion of NorthWestern, regardless of the degree of completion of the Work by the Contractor.
33.8    NorthWestern shall have the right to assign Contractor’s warranties to other third parties.
33.9    NorthWestern shall operate and maintain the equipment in a manner consistent with all applicable manufacturer written requirements and recommendations. Contractor shall not be obligated to perform Corrective Work to the extent caused by NorthWestern’s failure to operate and maintain the Goods, Materials, and Equipment consistent with applicable written manufacturer specifications, nor is Contractor warranting consumables. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, CONTRACTOR’S OBLIGATION TO CORRECT DEFECTS IN THE WORK EXPIRES AT THE END OF THE WARRANTY PERIOD. EXCEPT AS SET FORTH IN THIS AGREEMENT, CONTRACTOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
34    Warranty of Title
Provided NorthWestern pays Contractor when due, Contractor warrants that title to the completed Work, including the Goods, Materials and Equipment, shall be clear, marketable, and free of any defects, Liens, charges, or encumbrances whatsoever.
35    Warranty against Infringement of Patents, Copyrights, Trademarks, and Trade Secrets
Contractor represents and warrants that no portion of the Work infringes any patent, copyright, trademark, or trade secret. If the Work or any portion thereof is held to constitute an infringement of any patent, copyright or trademark or an unauthorized disclosure of any trade secret, Contractor shall, at its own expense, and, at NorthWestern’s option (i) procure for NorthWestern the perpetual right to use such component of the Work (ii) replace the component of the Work with a substitute that does not infringing or do not disclose any trade secret, or (iii) modify the Work so that it becomes non-infringing or does not disclose any trade secret. Any such replacement of or modification to the Work shall meet the requirements of and shall be subject to the terms of this Contract.
36    Intellectual Property
Whenever Contractor uses any design, device, material, or process covered by letters, patent, trademark, or copyright, Contractor shall indemnify and save harmless NorthWestern from any and all claims for infringement by reason of the use of such protected design, device, material or process in connection with the Contract and shall indemnify NorthWestern for any costs, expenses and damages which it may be obliged to pay by reason of such infringement at any time during the prosecution or after the completion of the Work; provided, however, that Contractor has no such liability for equipment, design, material or processes furnished by NorthWestern or for later modifications or combinations made by NorthWestern.
37    Changes
37.1    General. NorthWestern shall have the right to direct Contractor to make changes in the Work that are within the general scope of the Work including additions, deletions, and revisions in the Goods, the Materials and Equipment, the Construction Works, or the Contract Schedule. To the extent that any such change impacts Contractor’s costs or the Schedule, the Total Contract Cost and Contract Schedule shall be equitably adjusted to compensate for such impact. Changes shall be accomplished using Request for Change Proposals, Field Work Orders, Change Order Requests, Change Orders, or a combination thereof.
37.2    Request for Change Proposal. Request for Change Proposal (“RFCP”) is a NorthWestern Directive that advises Contractor about a potential change in the Work. Unless otherwise stated in the RFCP or in some subsequent NorthWestern Directive, Contractor shall not implement the change until it receives a fully executed Change Order.
37.3    Field Work Orders. A Field Work Order (“FWO”) is a NorthWestern Directive that instructs Contractor to take some immediate action in connection with the Work. FWOs are issued when the circumstances are such that there is not time to issue a RFCP or a Change Order. Upon receipt of a FWO, Contractor shall immediately proceed in accordance with the terms of the FWO. Any impact of an FWO on the Contract Price or Schedule shall be adjusted by a formal Change Order.
37.4    Change Order Requests. Pursuant to Section 6, within fourteen (14) Days after the occurrence of any event that Contractor believes entitles Contractor to a Change Order, including for a COVID-19 Condition, changes in Law, and for a delay to the Work attributable to the Owner-Furnished Equipment, Contractor shall determine whether it will have any cost or Contract Schedule impact on Contractor’s Work. If Contractor believes that it will have any such impact, Contractor shall prepare and submit a Change Order Request (“COR”) to NorthWestern in the form of Attachment J. When submitting a COR, Contractor shall include:
37.4.1    a detailed narrative describing the factual basis of the request including references to the applicable Contract provisions;
37.4.2    a detailed build-up of the price of the proposed change to the Contract Price, if any, including labor (hours and rates), Goods, Materials and Equipment, Subcontractors, Suppliers, Construction Works, Services, Professional Services (exclusive of markups for profit), together with supporting documentation such as time sheets and vendor invoices;
37.4.3    a statement regarding the party responsible for the cause of the requested Change Order whether that be the Contractor, the supplier of the Owner-Furnished Equipment, NorthWestern, or a third party; and
37.4.4    a detailed analysis showing the impact, if any, on the Contract Schedule.
37.5    Change Orders. A Change Order (“CO”) is a formal written instrument stating (i) the change in the Work, (ii) the adjustment, if any, in the Contract Price, and (iii) the adjustment, if any, in the Contract Schedule. Upon receipt of a properly documented COR, the Parties shall negotiate in good faith to determine whether Contractor is entitled to a Change Order and, if so, the appropriate equitable adjustment, if any. In determining the price of Changes to scope of the Work, the allowance for overhead and profit shall not exceed ten percent (10%) (however Subcontractors are entitled to reasonable separate profit and overhead). Contractor shall not be entitled to any damages, including loss of anticipated profits, based on a decrease in the Work (excluding cancellation costs). If the Parties are unable to agree on the disposition of a COR, including those necessitated by a FWO, NorthWestern will either (i) issue a Notice denying Contractor’s request or (ii) issue a unilateral Change Order setting forth NorthWestern’s final determination regarding the adjustments. If Contractor disagrees with NorthWestern’s determination, it may pursue the matter under Section 62 (“Disputes”). Pending resolution of the dispute, Contractor shall continue to perform its Work, including the disputed Work when less than $50,000 in accordance with the Contract and the NorthWestern’s Directives. If the disputed amount in the Project aggregate is in excess of $50,000 and NorthWestern reimburses Contractor provisionally for its Costs, then NorthWestern may issue to Contractor and Contractor shall implement a written notice to proceed with a change in the scope of Work, subject to resolution in arrears. Such written notice to proceed will briefly describe the change in scope of Work and the nature of the price or schedule disagreement relating to such change between the Parties. Neither the issuance of such notice nor the Contractor’s performance of changed Work pursuant to such notice will be construed as a waiver or admission by either Party as to the validity of the other Party’s disputed position with respect to the change. The Parties will exercise good faith efforts to resolve disputes subject to written notices to proceed in a timely basis, including a meeting of senior level management, but without causing delays to the Project schedule.

37.6    Claims. A Claim is a written demand by Contractor seeking an adjustment in the Contract Price or Contract Schedule or some other relief under the terms of the Contract Documents for events other than a RFCP or FWO. Contractor shall provide Notice to NorthWestern of any potential Claim within fourteen (14) Days after the event giving rise to the potential Claim becomes known to Contractor. Within fifteen (15) Days thereafter, Contractor shall submit a COR for any claimed cost or Contract Schedule impacts. The Claim will be processed in the same manner as set forth in Section 37.4.
37.7    Waiver. Contractor hereby expressly waives any right to an equitable adjustment in the Contract Price or the Contract Schedule: (i) for any event that Contractor fails to pursue in accordance with this Section 37, (ii) for Work done by Contractor without a NorthWestern Directive or Change Order, unless executed due to emergency situation, or (iii) for claims asserted after Contractor submits its final invoice.
38    Mechanical and Substantial Completion, Punch List, Liquidated Damages, Performance Guarantees, Final Completion and Final Acceptance
38.1    Mechanical Completion. When Contractor believes that it has achieved Mechanical Completion, it shall so Notify NorthWestern. If NorthWestern agrees the Work has achieved Mechanical Completion, NorthWestern shall execute the Mechanical Completion Certificate. If NorthWestern does not agree, it shall Notify Contractor of its reasons for refusing to execute the Mechanical Completion Certificate. Thereafter, Contractor shall work diligently to correct the deficiencies and resubmit its Notice. This process may be repeated as many times as necessary to obtain NorthWestern’s acceptance. Contractor has achieved “Mechanical Completion” of the Work upon satisfying the following conditions:
38.1.1    the Goods, Materials and Equipment and related operating systems, including the Owner-Furnished Equipment, have been installed, individually cleaned, leak checked and lubricated;
38.1.2    the Goods, Materials and Equipment, Owner-Furnished Equipment and related operating systems are mechanically, electrically, and structurally constructed in accordance with the requirements of the Contract Documents and Industry Practice;
38.1.3    all initial fills are complete;
38.1.4    all relays have been set and ground checks made;
38.1.5    all piping has been hydro tested and flushed/cleaned as appropriate;
38.1.6    all motor rotational checks are complete;
38.1.7    all instrumentation calibrations are complete;
38.1.8    all electrical circuits have been point-to-point checked to verify correct installation and response to simulated test signals;
38.1.9    individual and/or integrated balance of plant systems and associated equipment have been tested successfully and verified to comply with support service needs of the Equipment;
38.1.10    the Goods, Materials and Equipment are functionally complete, along with the Owner-Furnished Equipment, is ready for initiation of start-up and commissioning activities including first fire, initial operations, adjustment, and testing except for non-critical deficiencies; and
38.1.11    NorthWestern has approved of and signed the Mechanical Completion Certificate.
38.2    Punch List. No later than thirty (30) Days prior to Substantial Completion, Contractor shall prepare and submit to NorthWestern for review and comment the Punch List of Work items required to be completed prior to Final Completion. The Parties shall work cooperatively and provide all comments in a manner such that the Punch List will be finalized no later than fifteen (15) Days prior to Substantial Completion. Contractor shall complete the items identified on the Punch List promptly after achievement of Substantial Completion. The Punch List Holdback will be retained by NorthWestern until the items on the Punch List are complete.

38.3    Performance Tests, Performance Guarantees, and Performance Liquidated Damages. Contractor shall perform the Acceptance Tests to demonstrate that the Owner-Furnished Equipment satisfies the Performance, Emissions, and Functional Guarantees set forth in Attachment A, Section 23 and Attachment A, Appendix 14, Exhibit I. Contractor shall also satisfy the Performance Guarantees and Functional Guarantees set forth in Section 23 of the Specifications. All guarantees shall be demonstrated by completion of the Acceptance Tests. Performance Guarantees and Functional Guarantees shall be demonstrated on both natural gas fuel and fuel oil, if applicable, as specified in Section 23 of the Specifications.
38.4    Substantial Completion. When Contractor believes that it has achieved Substantial Completion, it shall so Notify NorthWestern. If NorthWestern agrees the Work has achieved Substantial Completion, NorthWestern shall execute the Substantial Completion Certificate. If NorthWestern does not agree, it shall Notify Contractor of its reasons for refusing to endorse the Substantial Completion Certificate. Northwestern shall notify Contractor of acceptance or refusal within forty-eight (48) hours of Contractor’s Notification. Thereafter, Contractor shall work diligently to correct the deficiencies and resubmit its Notice. This process may be repeated as many times as necessary to obtain NorthWestern’s endorsement. Contractor has achieved “Substantial Completion” of the Work upon satisfying the following conditions:
38.4.1    Acceptance Tests have been successfully completed while in compliance with the Specifications and such Acceptance Test results have been provided to NorthWestern;
38.4.2    Performance Guarantees applicable to the Work and the Owner-Furnished Equipment for Substantial Completion have been achieved or the Minimum Performance Requirements have been achieved and associated performance liquidated damages paid (or credited against the Contract Price);
38.4.3    all Air Emissions Limits set forth in the Specifications have been met and the applicable requirements of the Owner Permits have been satisfied as demonstrated by the raw data developed by the third party emissions testing company.
38.4.4    the Functional Tests and Owner-Furnished Equipment Functional Tests satisfy the applicable requirements (the Reliability Test and Owner-Furnished Equipment Lube Oil Consumption Test do not need to be completed by Substantial Completion);
38.4.5    Contractor has paid all delay liquidated damages due under this Agreement (or credited against the Contract Price);
38.4.6    the Work has achieved Mechanical Completion and remains safe to operate; all Services, Goods, Materials and Equipment, required under the Work have been completed and certified as such in accordance with the requirements of this Contract (other than Punch List items);
38.4.7    the continuous emissions monitoring system (CEMS) has successfully completed field certification testing and the results have been submitted to the appropriate governmental authorities;
38.4.8    the balance of plant equipment and systems are capable of supporting full output simultaneously while achieving applicable Minimum Performance Requirements;
38.4.9    operations personnel have received training as specified and a functional operations manual has been delivered to NorthWestern;
38.4.10    the Punch List has been provided to, and agreed by, NorthWestern; and
38.4.11    NorthWestern has approved of and signed the Substantial Completion Certificate; provided that the Contractor is not liable for liquidated damages during the time period between Contractor’s notification to NorthWestern of Substantial Completion and NorthWestern’s later acceptance.

38.5    Final Completion. When Contractor believes that it has achieved Final Completion, it shall so Notify NorthWestern. If NorthWestern agrees the Work has achieved Final Completion, NorthWestern shall execute the Final Acceptance Certificate. If NorthWestern does not agree, it shall Notify Contractor promptly of its reasons for refusing to execute the Final Acceptance Certificate. Thereafter, Contractor shall work diligently to correct the deficiencies and resubmit its Notice. This process may be repeated as many times as necessary to obtain NorthWestern’s acceptance. Contractor has achieved “Final Completion” of the Work upon satisfying the following conditions:
38.5.1    Substantial Completion of the Work and Owner-Furnished Equipment has been achieved (including that the Functional Tests satisfy the applicable requirements) and either (a) all of the Performance Guarantees applicable to the Work and the Owner-Furnished Equipment have been achieved or (b) all of the Minimum Performance Requirements applicable to the Work have been achieved and Contractor has paid all performance liquidated damages as required;
38.5.2    the Functional Tests and Performance Tests for the Work and the Owner-Furnished Equipment satisfy the applicable requirements required for Final Acceptance;
38.5.3    mechanical calibrations, electrical continuity and ground fault tests have been successfully completed and any defects found in the Work have been corrected;
38.5.4    the Work has been constructed in accordance with the Contract Documents;
38.5.5    the As-Built Drawings accurately reflect the Work as constructed;
38.5.6    the Work is capable of being operated in a safe and proper manner in accordance with applicable Law and permits at all operating conditions and modes specified in the Specifications;
38.5.7    Contractor shall have delivered to NorthWestern all operation and maintenance manuals, As-Built Drawings, Spare Parts lists, and other information in accordance with the Contract Documents and Specifications and as required for NorthWestern to operate and maintain the Project;
38.5.8    either (a) all items on the Punch List have been completed or (b) the Parties have reached an agreement and Contractor has paid all amounts due to NorthWestern pursuant thereto;
38.5.9    all of Contractor’s cleanup and related obligations have been completed in accordance with the Contract Documents, Specifications, and Applicable Laws;
38.5.10    any and all Liens in respect to the Work the Project Site or any fixtures, personal property or Goods, Materials and Equipment included in the Work created by, through or under, or as a result of any act or omission of, Contractor or any Subcontractor or other Person providing labor or materials in connection with the Project shall have been released or bonded in a form satisfactory to NorthWestern (provided that Contractor’s and Subcontractors’ final waiver of Liens shall be given concurrently with Final Acceptance and payment of amounts due by NorthWestern in connection therewith);
38.5.11    Contractor has assigned to NorthWestern, or provided to NorthWestern, all warranties or guarantees that Contractor received from Subcontractors to the extent required by the Contract Documents;
38.5.12    Contractor shall have paid all schedule liquidated damages due under the Contract, if any;
38.5.13    NorthWestern has approved and signed the Final Acceptance Certificate. NorthWestern endorsement of the Final Acceptance Certificate constitutes NorthWestern’s Final Acceptance of the Work. Such Final Acceptance shall not relieve Contractor of its continuing obligations under this Contract, including its warranty and indemnity obligations;

38.5.14    All Air Emissions Limits set forth in the Specifications have been met and the applicable requirements of the Owner Permits have been satisfied; and
38.5.15    The continuous emissions monitoring system (CEMS) has successfully completed field certification testing and the results have been submitted to the appropriate governmental authorities.
38.6    Liquidated Damages for Delay.
38.6.1    The Parties agree that in the event of a Contractor delay, actual damages will be difficult to quantify and the Parties agree that the liquidated damages provided for in this Contract are a reasonable estimate of the NorthWestern’s Losses and are not a penalty. If Contractor fails to achieve the milestones set forth below by the specified date, Contractor shall pay to NorthWestern the applicable daily amount specified below as liquidated damages for each Day by which the actual date of completion of said milestone exceeds the respective date, up to a maximum for all schedule related liquidated damages in an amount not to exceed Fifteen Percent (15%) of the Contract Price. Such liquidated damages shall be the NorthWestern’s sole and exclusive remedy for a Contractor delay. Contractor acknowledges the reasonableness of such liquidated damages for delay and agrees to pay any delay liquidated damages properly assessable against Contractor.
38.6.2    Liquidated damages for delay shall be determined as follows:

MILESTONE	DESCRIPTION	DEADLINE
Milestone A	Guaranteed Substantial Completion Date	January 3, 2024

38.6.3    The daily amount of delay liquidated damages for each Milestone shall be calculated as follows:

Days	Daily Liquidated Damages Amount
1-10	$8,500
11-20	$ 8,500
21-30	$13,000
31 or more	$80,000

38.6.4    Contractor agrees that all sums payable by Contractor to NorthWestern as liquidated damages pursuant to this clause may be deducted by NorthWestern from any amounts due Contractor. If amounts due Contractor are insufficient to pay the liquidated damages due hereunder, Contractor shall pay all such undisputed amounts to NorthWestern within ten (10) Days following receipt of NorthWestern’s invoice. It is further agreed that this clause shall not constitute a waiver of any right of NorthWestern to damages or of any other remedies of NorthWestern under this Contract for other non-delay breaches.
39    Suspension of the Work
39.1    NorthWestern shall have the unilateral right to suspend performance of the Work, in whole or in part, by giving Notice to Contractor specifying the extent to which the Work is suspended and the effective date of such suspension. Contractor shall suspend performance of the Work to the extent that the Notice so specifies, but shall continue to perform any portion of the Work not suspended. To the extent that any such suspension affects Contractor’s cost of or time for performance, the Contract Price and Contract

Schedule shall be equitably adjusted to compensate for such impact. Contractor may suspend its performance after fourteen (14) Days’ notice if NorthWestern fails to pay Contractor any undisputed amount due under the Contract.
39.2    All requests for adjustment in the time or cost for performance under this Section 39 shall be submitted to NorthWestern in accordance with the provisions of Section 37.
40    Termination for Convenience
40.1    NorthWestern shall have the unilateral right to terminate this Contract, in whole or in part, for its convenience, by giving Notice to Contractor specifying the extent to which the Contract is terminated and the effective date of such termination. Contractor shall discontinue performance of the Work to the extent that the Notice so specifies, but shall continue to perform any portion of the Work not terminated. To the extent that any such termination affects Contractor’s cost of or time for performance, the Contract Price and Contract Schedule shall be equitably adjusted to reflect any such impact, including reasonable and necessary amounts paid to Subcontractors, and Suppliers to cancel subcontracts.
40.2    Contractor, if and to the extent requested to do so by NorthWestern, shall promptly assign to NorthWestern, in form and content satisfactory to NorthWestern, Contractor’s rights, title and interest to the Goods, Materials and Equipment and Construction Works purchased for or committed to the terminated Work (whether completed or in progress), and Work in progress and completed Work (whether at Project Site or at other locations), or shall otherwise dispose of same in accordance with NorthWestern's Directives.
40.3    Subject to Contractor’s compliance with the provisions of this Section 40 and other applicable sections of the Contract, Contractor shall recover from NorthWestern, as complete, full, and final settlement for such terminated Work, a sum equal to its actual direct cost for the terminated Work satisfactorily performed as of the effective date of termination, plus an allowance for reasonable overhead and profit on such direct cost of the Work performed, provided, however, that such a sum does not exceed a pro rata portion of the Contract Price, commensurate with the ratio that the terminated Work performed by Contractor and accepted by NorthWestern as of the effective date of the termination bears to the entire Work specified under this Contract prior to termination. Any payment to Contractor hereunder shall be less any amounts previously paid to Contractor. In addition, Contractor shall recover from NorthWestern its reasonable and direct costs incurred to terminate its subcontracts, including lease and rental agreements, supply agreements, and other commitments. In no event, however, shall the total payment to Contractor under this Section 40 exceed the Contract Price prior to termination. Contractor shall not be entitled to recover indirect, special, incidental, consequential, or exemplary damages, including loss of profits or revenue on Work not performed except for reasonable and necessary amounts paid to Subcontractors, and Suppliers to cancel subcontracts.
40.4    All requests for compensation under this Section 40 shall be submitted to NorthWestern in accordance with the provisions of Section 37.
41    Termination for Default
41.1    If Contractor (i) fails to supply adequate Competent Persons to perform the Work, (ii) fails to perform the Work in a safe professional and workmanlike manner; (iii) fails to abide by all applicable Laws, (iv) fails to make prompt undisputed payments to its Subcontractors and Suppliers, (v) fails to abide by NorthWestern reasonable Directives, (vi) or is otherwise in material breach of its obligations under this Contract and Contractor fails to commence to correct any such condition within seven (7) Days after receipt of Notice from NorthWestern, NorthWestern may, without any further Notice or prejudice to any other right or remedy, terminate the Contract for default.
41.2    In the event of termination by NorthWestern under this Section 41, Contractor, if and to the extent requested to do so by NorthWestern, shall promptly assign to NorthWestern, in form and content satisfactory to NorthWestern, Contractor’s rights, title and interest to Goods, Materials and Equipment purchased for or committed to the terminated Work (whether completed or in progress) and Work in progress and completed Work (whether at the Project Site or at other locations) and to those subcontracts, lease and rental agreements, supply agreements, and other commitments so designated by NorthWestern. NorthWestern, at its option and without waiving any other available remedy under this Contract or at Law or in equity, may take possession of the Work at the Project Site and of any or all of the Goods, Materials and Equipment (whether delivered to the Project Site or on order by Contractor) and finish the terminated Work by whatever method NorthWestern deems necessary; including, obtaining Goods, Materials and Equipment similar to those to be provided under this Contract, on terms and conditions that NorthWestern deems appropriate.
41.3    In the event NorthWestern elects to terminate this Contract pursuant to this Section 41, NorthWestern shall have the right to use any of Contractor’s Intellectual Property and proprietary information that NorthWestern deems necessary to complete the Work.
41.4    In the event of a termination for default, Contractor shall be liable to NorthWestern for all Losses incurred by NorthWestern arising from the default including all cover costs to complete the terminated Work, subject to Contractor’s limitations of liability herein. Upon termination under this Section, NorthWestern may withhold any further payments to Contractor unless and until all of the Work, including the terminated Work, has been completed and accepted by NorthWestern. NorthWestern shall thereafter determine the Losses incurred by NorthWestern as a result of the termination. If the Losses are less than the unpaid balance of the Contract Price, NorthWestern shall pay the difference to Contractor. If the Losses exceed the unpaid balance of the Contract Price, Contractor shall promptly, after receipt of NorthWestern’s invoice, pay to NorthWestern the amount of such excess. Contractor shall continue to be fully liable to NorthWestern for all other damages to NorthWestern. If the Contract is terminated under this Section and it is later determined or adjudged that there was no default, such termination shall be considered to be a termination for convenience and not a breach of contract, and the provisions of Section 40 (Termination for Convenience) shall apply.
42    Insurance
Contractor shall maintain the insurance coverage described in Attachment H (Insurance Requirements). Before mobilization to the Site, Contractor is required to secure and maintain the Builder’s All-Risk Insurance coverage in accordance with Attachment H.
43    Indemnity
43.1    TO THE FULLEST EXTENT PERMITTED BY LAW, CONTRACTOR SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS NORTHWESTERN AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL LOSSES, TO THE EXTENT SUCH LOSSES ARISE FROM OR ARE IN CONNECTION WITH: (I) CLAIMS OF THIRD PARTIES TO THE EXTENT CAUSED BY PERFORMANCE OF WORK BY CONTRACTOR, ITS SUBCONTRACTORS AND RESPECTIVE AGENTS AND REPRESENTATIVES; (II) CLAIMS BY ANY GOVERNMENTAL AUTHORITY TO THE EXTENT CAUSED BY VIOLATIONS OR ALLEGED VIOLATIONS OF APPLICABLE LAW DURING THE PERFORMANCE OF WORK BY CONTRACTOR, SUBCONTRACTORS AND RESPECTIVE AGENTS AND REPRESENTATIVES; (III) CLAIMS THAT THE WORK OR ANY PORTION THEREOF INFRINGE UPON ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER INTELLECTUAL PROPERTY RIGHT, OR CONSTITUTES AN UNAUTHORIZED DISCLOSURE OF ANY TRADE SECRET (EXCLUSIVE OF ANY OWNER-FURNISHED EQUIPMENT); OR (IV) CLAIMS BY ANY GOVERNMENTAL AUTHORITY FOR TAXES THAT ARE THE RESPONSIBILITY OF CONTRACTOR, ITS SUBCONTRACTORS AND RESPECTIVE AGENTS UNDER THIS AGREEMENT. CONTRACTOR’S INDEMNITY OBLIGATION DOES NOT APPLY TO THE EXTENT LOSSES

ARISE OR RESULT FROM THE NEGLIGENT OR INTENTIONALLY WRONGFUL ACTS OR OMISSIONS OF NORTHWESTERN. IN THE EVENT OF CONCURRENT NEGLIGENCE, LOSSES WILL BE BORNE BY EACH PARTY IN PROPORTION TO ITS SHARE OF THE NEGLIGENCE.
43.2    CONTRACTOR’S OBLIGATION TO DEFEND NORTHWESTERN IS INDEPENDENT OF AND IN ADDITION TO CONTRACTOR’S DUTY TO INDEMNIFY AND HOLD NORTHWESTERN HARMLESS. IF ANY PERSON OR ENTITY ASSERTS A CLAIM FOR WHICH NORTHWESTERN COULD BE HELD LIABLE, THEN CONTRACTOR SHALL ALSO HAVE A DUTY TO DEFEND NORTHWESTERN. IF ANY CLAIMS ARISE FOR WHICH NORTHWESTERN IS ENTITLED TO INDEMNITY, NORTHWESTERN SHALL PROMPTLY GIVE WRITTEN NOTICE TO CONTRACTOR AND PROVIDE A COPY OF ANY CORRESPONDENCE, PLEADING AND LEGAL PROCESS, ALONG WITH A DETAILED DESCRIPTION OF THE CLAIM. CONTRACTOR SHALL ENGAGE LEGAL COUNSEL REASONABLY ACCEPTABLE TO NORTHWESTERN TO ASSUME THE DEFENSE AND SHALL CONTEST, PAY, SETTLE OR COMPROMISE ANY SUCH CLAIM ON SUCH TERMS AND CONDITIONS AS CONTRACTOR MAY DETERMINE; PROVIDED CONTRACTOR SHALL NOT ENTER INTO ANY SETTLEMENT OR CONSENT TO ENTRY OF ANY JUDGMENT WITHOUT THE WRITTEN CONSENT OF NORTHWESTERN THAT DOES NOT INCLUDE AN UNCONDITIONAL RELEASE FROM ALL CLAIMS AND LIABILITIES, INCLUDES A STATEMENT AS TO AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF NORTHWESTERN, OR IMPOSES ANY CONDITIONS, FUTURE OBLIGATIONS OR LIMITATIONS ON NORTHWESTERN.
43.3    THE PROVISIONS OF THIS SECTION 43 SHALL SURVIVE FINAL ACCEPTANCE AND THE TERMINATION OF THIS CONTRACT.
44    Waiver of Consequential Damages
Except for (i) specified liquidated damages, if any, or, (ii) those consequential damages resulting from the willful misconduct of NorthWestern or Contractor, neither Party shall be liable to the other, whether such liability arises out of contract, warranty, tort (including negligence), strict liability, or any other cause or form of action whatsoever, for consequential, special, indirect, punitive, exemplary, or incidental loss or damage, including loss of anticipated profits, loss of power, costs of replacement power, and loss of reputation.
45    Limitation of Liability
Contractor’s liability to NorthWestern shall not exceed the Contract Price (the “Maximum Liability Cap”). The foregoing limitation upon Contractor’s liability shall apply under any theory of recovery regardless of Loss, including contract, warranty, tort (including negligence whether actual, imputed, or presumed by operation of law), strict liability. However, such limitation shall not apply to Contractor’s bodily injury or third party property damage indemnity in Section 43 or to any claims arising directly or indirectly from Contractor’s willful misconduct or gross negligence.
Contractor’s liability for late completion liquidated damages and performance liquidated damages shall be further limited as follows:

    (i) Ten Percent (10%) on the performance guarantee liquidated damages; and
    (ii) Twenty Percent (20%) on the aggregate total of both late completion and performance guarantees.

46    Force Majeure
46.1    Neither Party shall be responsible for or liable for or be deemed in breach of this Contract because of any delay, interference, disruption, or hindrance in the performance of their respective obligations hereunder, if and to the extent that any such impact in performance is caused by a Force Majeure event.
46.2    If Contractor experiences a delay, interference, disruption, or hindrance or other inability to perform that is caused by a Force Majeure event described herein, the Contract Schedule shall be adjusted and the scheduled completion date shall be extended by a period of time equal to the amount of time reasonably determined by the Parties to be necessary for Contractor to recover from such impact in performance and Contractor shall submit a Change Request for Contract Price pursuant to Section 37, to account for any cost impacts. For the avoidance of doubt, any Northwestern delay, including Owner supplied equipment, due to Force Majeure event shall be treated as a Northwestern caused delay and Contractor shall follow the Change Order procedure pursuant to Section 37.
46.3    The Party claiming a delay under this Section shall use all reasonable efforts to remedy any inability to perform due to the occurrence of a Force Majeure event. As and when such affected Party is able to resume performance of its obligations under this Contract, such affected Party shall give the other Party Notice to that effect.
46.4    If Contractor experiences a delay, interference, disruption, or hindrance or other inability to perform that is due to a Force Majeure event described herein, Contractor shall take all reasonable steps to reduce, mitigate, remove, or overcome the delay, interference, disruption or hindrance or its direct or indirect effects or impacts. If Contractor fails to take such action as NorthWestern may, in its reasonable discretion and after seven (7) Days written Notice to Contractor, and at Contractor’s expense, initiate reasonable measures to remove or relieve such delay, interference, disruption, or hindrance or its direct or indirect effects or impacts and thereafter require Contractor to resume full or partial performance of the Work, or may declare Contractor in default under this Contract.
46.5    Failure of the affected Party to provide the Notice or to take the prescribed actions hereunder shall be deemed a waiver by the affected Party of its right to seek an extension of time for its performance.
46.6    As of the Effective Date, the Parties are experiencing a declared national emergency due to the COVID-19 Pandemic. The situation remains fluid and the COVID-19 Pandemic may interrupt or otherwise impact the completion of the Project. Federal, state and local governments have issued and are anticipated to be issuing further directions and instructions that may impact Contractor’s performance of the Work, including in ways that are not yet known and cannot be fairly anticipated. It is also unknown how the COVID-19 Pandemic will impact availability of labor, supplies, services, equipment, transportation, or access to Site. Contractor shall make reasonable efforts that are commercially practicable to mitigate additional time and cost arising from the COVID-19 Pandemic, while it reserves the right to seek additional time and Actual COVID-19 Cost upon the occurrence of a COVID-19 Condition.
Upon the occurrence of a COVID-19 Condition, Contractor shall provide prompt written notice of the claim to the NorthWestern Project Manager. Each notice of a COVID-19 Condition must contain sufficient justification and substantiation or will be rejected without further consideration.
If additional compensation is requested, the notice of the COVID-19 Condition must identify the amount claimed and a breakdown of the Actual COVID-19 Cost for review by the Project Manager. If the Actual COVID-19 Cost amount is unknown, Contractor shall provide a reasonable estimate of the anticipated increase in the Contract Price. If an adjustment to the Contract Schedule is requested, Contractor shall provide a reasonable estimate of the specific number of Days for which the additional time for performance of the Work is sought.
The NorthWestern Project Manager will promptly review COVID-19 Condition claim and within ten (10) Days take one or more of the following actions: (1) request additional supporting data; (2) reject the

COVID-19 Condition claim in whole or in part; or (3) approve the COVID-19 Condition Claim in whole or in part and issue the FWO as set forth below; or (4) approve the COVID-19 Condition Claim and suspend Work, in whole or in part, if NorthWestern does not want to incur the Actual COVID-19 Cost. Pending resolution of a COVID-19 Condition claim, Contractor shall proceed diligently with performance of Work not affected by the COVID-19 Condition unless otherwise directed by NorthWestern. If the Project Manager accepts the COVID-19 Condition, the Project Manager will issue a Field Work Order in accordance with Section 37.3 and the Parties will process a Change Order in accordance with Section 37.4 and Attachment B, Section 9. If the Project Manager has not responded within ten (10) Days as set forth herein or if Contractor disagrees with the NorthWestern Project Manager COVID-19 Condition determination, Contractor may pursue the matter under Section 62 (“Disputes”). Pending resolution of the dispute, Contractor shall proceed diligently with performance of Work not affected by the COVID-19 Condition.
47    Avoidance of Liens
47.1    Third party Liens. Provided NorthWestern pays Contractor any undisputed amount when due, Contractor shall promptly pay for all undisputed things including Services, Labor, Construction Works, Goods, Materials and Equipment, and Goods used or furnished by Contractor in the performance of the Work and shall, at its sole expense, keep the Project free and clear of any Liens. If Contractor fails to release and discharge or bond over any such Lien against the Project within seven (7) Days after receipt of Notice from NorthWestern to remove such Lien, NorthWestern may, at its option, pay, discharge, or release the Lien or otherwise deal with the Lien claimant. In the event that NorthWestern elects to pay any such Lien claim, the amount of such payment shall be considered reasonable. Contractor shall be liable to NorthWestern, as applicable, for any Losses incurred by NorthWestern in resolving Lien claims including reasonable attorney fees and court costs. NorthWestern shall be entitled to deduct such costs from payments otherwise due to Contractor. Contractor shall obtain notarized signatures on all Final Lien Releases. Contractor shall not be required to obtain notorized signatures on any Partial Lien Release, but in the event that the signature on any Partial Lien Release is not authentic, Contractor assumes all risk associated with not obtaining a notarized signature and Contractor shall indemnify NorthWestern from all Losses incurred by NorthWestern as a result of not obtaining a notarized signature.
47.2    Liens by Contractor. Unless otherwise required by statute, the Parties agree that NorthWestern may discharge any Lien filed by Contractor by posting a surety bond with a penal sum equal to 150% of the Lien claim amount.
48    Proprietary Information
48.1    Unless required by applicable Laws, neither Party shall disclose to third parties, information obtained from the other Party in the performance of this Contract which has been designated by that Party as confidential or proprietary information (“Confidential or Proprietary Information”).
48.2    This obligation shall not apply to any information (a) in the public domain, (b) already in the Party’s possession free of any confidentiality agreement and not obtained from the other Party, (c) provided to a Party from a third party free of any confidentiality obligation and not obtained from the other Party, or (d) independently developed. Nothing in this Section shall limit or preclude either Party from use of Confidential or Proprietary Information in its possession prior to the execution of this Contract in accordance with the terms of any agreements governing such use.
48.3    Either Party shall have the right, without the other Party’s approval, to disclose Confidential or Proprietary Information to the limited extent required to comply with any request or order of a governmental agency or court. Other than as provided in Section 65, if a Party intends to disclose Confidential or Proprietary Information to any governmental agency or court, that Party shall, to the extent it does not violate or fail to comply with any such request or order, advise the other Party prior to disclosure. Each Party is responsible for taking any action it deems necessary, such as seeking a protective order from the appropriate authority, to protect its confidential and proprietary information.
48.4    The Contract, and any other information issued to or made available to Contractor by or through NorthWestern in connection with the Work are Proprietary Information whether or not so marked by NorthWestern. All such Proprietary Information furnished by NorthWestern to Contractor shall remain NorthWestern’s property. Upon completion of the Work, Contractor shall, as requested by NorthWestern, either destroy or return such documents including any copies thereof except that Contractor may retain one copy for its records.
49    Gratuities
49.1    Contractor, its employees, agents, and representatives, shall not give or offer to give to an officer, official, or employee of NorthWestern, gifts, entertainment, payments, loans, or other gratuities to influence the award of this Contract or any other contract or to obtain favorable treatment under this Contract or any other contract or purchase order.
49.2    Violation of this Section 49 is a material breach of this Contract and any other contract between Contractor and NorthWestern, and may subject all contracts with Contractor to termination for default under the provisions of Section 41 (Termination for Default) of this Contract, as well as any other remedies at law or in equity available to NorthWestern.
50    Assignment
Contractor shall not sell, assign, or transfer any of its rights or obligations under this Contract, in whole or in part, by operation of Law, or otherwise, without the prior written consent of NorthWestern. Any assignment of this Contract in violation of the foregoing shall be voidable at the option of NorthWestern. However, NorthWestern shall have the right to assign this Contract to Lenders, or Affiliated Companies including their respective successors or assigns each of whom shall have the right to make subsequent assignments. Contractor shall include in any subcontracts, lease agreements, and purchase orders a provision giving to Contractor the right to assign any such subcontracts and purchase orders to NorthWestern, its successors, and assigns and giving each the right to make subsequent assignments.
51    Notices
Any Notice required by this Contract shall be in writing, signed by an Authorized Representative of the Party issuing the Notice, and delivered to the Authorized Representative of the other Party at the address given on the signature page of the Contract. A Notice shall be effective upon receipt or on the Notice's effective date, whichever is later. Notice shall not be made by telephone, telegraph, facsimile, or electronic mail.
52    Severability
Any invalid or unenforceable provision of this Contract shall be deemed severed from the Contract, and the balance of the Contract shall be reformed in such a manner as to effect, to the maximum extent possible, the original intent of the Parties.
53    Modifications and Amendments
No modification, amendment, rescission, waiver, or other change of or to this Contract shall be of any force or effect unless such modification, amendment, rescission, waiver, or other change is set forth in a fully executed Change Order.
54    Remedies
Unless otherwise designated as “sole and exclusive,” all remedies allowed by the Contract may be exercised cumulatively and concurrently with each other provided there is no double recovery for the same damages.

Where remedies are not specified in this Contract, then the Parties shall be entitled to their remedies at law or in equity for such occurrence, subject, nevertheless, to the Contractor’s Limitation of Liability in Section 45.
55    Publicity
Contractor shall not issue news releases or publicize or issue advertising pertaining to the Work or to this Contract without first obtaining the written approval of NorthWestern.
56    Site Records and Audit
56.1    Contractor shall maintain, at the Project Site, one (1) record copy of this Contract, including all drawings, Specifications, addenda, Change Orders, Field Work Orders, and other modifications in good order and currently marked to record changes and selections made during construction. In addition, Contractor shall maintain, at the Project Site, one (1) record copy of approved shop drawings, product data, samples, and other Deliverables required of Contractor. These record copies shall be available to NorthWestern at all times and shall be delivered to NorthWestern upon completion of the Work. Delivery of the record copies shall be a condition precedent to Final Acceptance.
56.2    NorthWestern reserves the right to perform an audit of all Contractor’s and associated Subcontractor’s and Vendors documentation to substantiate compliance with the Specifications and Laws. NorthWestern shall be allowed to perform total of (3) audits, including one (1) audit that can be performed after Final Completion. Audit locations and/or additional follow-up audits shall be determined based on audit conditions/findings
57    Interpretation
57.1    Any reference to an article, section, paragraph, exhibit, appendix, or attachment refers to an article, section, paragraph, exhibit, appendix, or attachment of or to this Contract unless otherwise specified. The table of contents and the headings and subheadings are inserted for convenience only and shall not be deemed a part of this Contract nor taken into consideration in the interpretation or construction of this Contract.
57.2    As used in this Contract, the singular includes the plural, and the masculine includes the feminine. The terms "hereof," "herein," "hereunder," and comparable terms refer to the entire Contract with respect to which such terms are used and not to any particular article, section, or subdivision thereof. The terms “includes” and “including” shall mean “including, but not limited to.”
57.3    In the case of any conflict between or among the documents or provisions that make up the drawings and Specifications, the Specifications shall take precedence over the drawings and Specifications and the Drawings shall take precedence over the Specifications and, within drawings text shall take precedence over graphics, and the specific shall take precedence over the general.
57.4    If any provision of this Contract contemplates that NorthWestern and Contractor will negotiate any matter after the Effective Date, such provision shall be construed to include an obligation on the part of the Parties to negotiate in good faith in accordance with the intent of this Contract.
58    English Language
Contractor hereby represents that it has sufficient knowledge of the English language to fully understand this Contract. All Deliverables provided by Contractor shall be in the English language. Contractor shall bear all costs of translation and assumes all risk of such translation.
59    Non-Waiver
Any Party’s waiver of any breach or failure to enforce any of the terms, covenants, conditions, or provisions of this Contract at any time shall in no way affect, limit, modify, waive, or be deemed to affect, limit, modify, or waive that Party’s right thereafter to enforce or compel strict compliance with each term, covenant, condition, or provision of this Contract, any course of dealing or custom of the trade notwithstanding.
60    Survival
In order that the Parties may fully exercise their rights and perform their obligations hereunder arising from the performance of the Work, any provisions of this Contract that are required to ensure exercise of such rights or performance shall survive the expiration or termination of this Contract regardless of the cause for such termination and regardless of whether or not such termination applies to all or only part of this Contract.
61    Laws and Regulations
Contractor shall comply strictly with all Laws applicable to Contractor's Work. Contractor shall not, under any circumstances, apply for any exception or variance from applicable Laws without NorthWestern's prior written approval. This Contract shall be interpreted and applied in accordance with the laws of the State of Montana without regard to Montana’s choice or conflict of law rules or statutes.
62    Disputes, Forum and Applicable Law
62.1    This Contract shall be governed in all respects by the laws of the State of Montana.
62.2    When a Dispute has arisen and negotiations between the parties have reached an impasse, either party may give the other party written notice of the Dispute. In the event such notice is given, the parties shall attempt to resolve the Dispute promptly by negotiations between representatives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the matter. Within ten (10) Days after delivery of the notice, the receiving party shall submit to the other a written response. Thereafter, the representatives shall confer in person or by telephone promptly to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the dispute has not been resolved by negotiation between the representatives within thirty (30) Days of the notice, or if the parties have failed to confer within twenty (20) Days after delivery of the notice, the parties shall endeavor to settle the dispute by non-binding mediation. The mediation shall consist of both parties agreeing to one neutral mediator, providing the mediator with simultaneous, non-shared written position statements, and daylong mediation at the chosen mediator’s desired location. Should the mediation not lead to settlement of the dispute, then either party may proceed to a court of competent jurisdiction. All negotiations and proceedings pursuant to this process are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.
62.3    Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Contract may be brought against either of the parties in the courts of the State of Montana, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Montana and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.
63    Equal Opportunity; Affirmative Action; and Bulk-Power System executive order
63.1    Contractor acknowledges that NorthWestern is subject to various federal laws, executive orders, and regulations regarding equal employment opportunity and affirmative action. These laws may also be applicable to Contractor. The parties hereby incorporate 41 C.F.R 60-1.4(a)(7); 29 C.F.R. Part 471, Appendix A to Subpart A; 41 C.F.R. 60-300.5(a)ii; and 41 C.F.R.60-741.5(a) if applicable. Contractor and subcontractors shall abide by the requirements of 41 C.F.R. 60-300.5(a) and 41 C.F.R. 741.5(a). These regulations prohibit discrimination against qualified protected veterans, and qualified individuals on the basis of disability, respectively, and require affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and qualified individuals with disabilities, respectively.
63.2    In its performance of this Contract, Contractor shall abide by the requirements of Executive Order 13920, issued May 1, 2020, entitled “Securing the United States Bulk-Power System,” and any and all regulations, rules, guidelines, requirements, or directives promulgated thereunder and/or issued in connection therewith as of the Effective Date (collectively, the “Bulk-Power System Executive Order”). Contractor acknowledges that the Bulk-Power System Executive Order prohibits “any acquisition, importation, transfer, or installation of any bulk-power system electric equipment” if such action meets certain elements, including whether “the transaction involves bulk-power system electric equipment designed, developed, manufactured, or supplied, by persons owned by, controlled by, or subject to the jurisdiction or direction of a foreign adversary[.]” In a Notice dated July 8, 2020, the U.S. Department of Energy stated that “[t]he current list of ‘foreign adversaries’ consists of the governments of the following countries: The People's Republic of China (China), the Republic of Cuba (Cuba), the Islamic Republic of Iran (Iran), the Democratic People's Republic of Korea (North Korea), the Russian Federation (Russia), and the Bolivarian Republic of Venezuela (Venezuela).” 85 Federal Register at 41024. Seller shall, upon the written request of NorthWestern made from time to time and as a condition to final payment, certify its compliance with the Bulk-Power System Executive Order and provide supporting documentation of compliance.
64    Contract Performance Security
64.1    Within fifteen (15) Days after the NTP, Contractor shall furnish an irrevocable Letter of Credit (“LOC”) in the amount of ten percent (10%) of the Contract Price in the form of Attachment I as a guaranty on behalf of Contractor that the terms of this Contract shall be complied with in every particular. The LOC shall (a) name NorthWestern or its designee as the beneficiary, (b) be issued by a bank with a major presence in the United States with a credit rating of at least A- from S&P or A3 from Moody’s, and (c) be substantially in the form of Attachment I. NorthWestern is not obligated to make any payments to Contractor for any purpose until the LOC is furnished to NorthWestern. If the amount of any pre-payment or advance made by NorthWestern to Contractor exceeds ten percent (10%) of the Contract Price, Contractor and NorthWestern shall agree upon an adjustment to the amount of the LOC to provide adequate security to NorthWestern.
64.2    The LOC shall remain in full force and effect until the end of the Warranty Period, as defined in Section 33.2; provided, however, that upon Substantial Completion, NorthWestern will accept a substitute LOC for Five Million and No/100 dollars ($5,000,000.00) plus the amount of any potential or unpaid liquidated damages as determined by NorthWestern. The LOC must require Contractor to provide a minimum of forty-five (45) Days advance written notice prior to any expiration, non-renewal or early termination, with a right for NorthWestern to immediately draw the full value of the LOC if Contractor fails to provide a substitute form performance security meeting the requirements of this Agreement within fifteen (15) Days of the written notice required herein and may retain the funds until satisfaction of Contractor’s security obligations hereunder.
64.3    Upon discovery of an event that could result in a draw on LOC, NorthWestern will provide informal communication to the Contractor identifying the event in question to allow Contractor an opportunity for remedy. If Contractor and NorthWestern fail to mutually resolve the event to NorthWestern satisfaction, NorthWestern shall have the right to draw on the LOC.
64.4    NorthWestern is required to give Contractor five (5) Days written Notice of its intent to draw upon and exercise its rights under the LOC.
65    Disclosure. Contractor acknowledges that NorthWestern, as a public utility and a public company, is subject to regulation by the Commission and the Securities and Exchange Commission (“SEC”). NorthWestern is required to submit information, data and documents regarding this Contract, Contractor, and the Project to the Commission and the SEC. Contractor acknowledges that, notwithstanding anything herein to the contrary, NorthWestern may submit a copy of this Contract and any other information related herewith to the Commission and the SEC as part of a pre-approval application, complying with any portion of Laws, a request, order, or other regulatory proceeding regardless of whether Seller has requested a protective order, until such time as a protective order is issued that relieves NorthWestern of its legal obligations to provide information requested. To the extent Contractor wishes to seek a protective order for this Contract or any other information to be submitted to the Commission, Contractor shall be solely responsible for preparing and otherwise requesting any such protective order.
66    Contract Documents. The contract documents that reflect the agreement of the Parties concerning the Work (collectively, the “Contract Documents”) consist of this Contract, the Attachments referenced below and incorporated herein by reference, and any Change Orders or other documents specifically incorporated into this Contract. The Attachments to this Contract are as follows:
66.1    Attachment A, Specifications;
66.2    Attachment A-1, QA/QC Manual (Table of Contents Only);
66.3    Attachment B, Price and Payment;
66.4    Attachment B-1, All-Inclusive Labor Rates;
66.5    Attachment B-2, (Not Used);
66.6    Attachment B-3, Application for Payment;
66.7    Attachment B-4, (Not Used);
66.8    Attachment B-5, Partial Lien Release;
66.9    Attachment B-6, Final Lien Release;
66.10    Attachment C, Contract Schedule;
66.11    Attachment D, Prequalification for Subcontractors;
66.12    Attachment E, (Not Used);
66.13    Attachment F, Project Safety Plan (Table of Contents Only);
66.14    Attachment G, Reserved;
66.15    Attachment H, Insurance;
66.16    Attachment I, Letter of Credit;
66.17    Attachment J, Change Order Request Form; and
Attachment K, Division of Responsibility.
IN WITNESS HEREOF, the Parties have caused this Contract to be executed by their duly authorized representatives as of the Effective Date.

[SIGNATURE PAGES FOLLOWS]

For Contractor:
BURNS & MCDONNELL ENGINEERING COMPANY, INC.
By:	/s/ Rick Halil
Title:	President, Energy
Date:	4/19/2021

For NorthWestern:
NORTHWESTERN ENERGY
By:	/s/ Brian B. Bird
Title:	President and Chief Operating Officer
Date:	4/19/2021
                Contractor Initials _____
                 Company Rep Initials _____